Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038 www.aig.com

Contacts:

Sabra Purtill (Investors): 212-770-7074; sabra.purtill@aig.com

Daniel O’Donnell (Media): 212-770-3141; daniel.odonnell@aig.com

Peter S. Zaffino Appointed President of AIG

Zaffino to Continue as Global Chief Operating Officer of AIG and
Chief Executive Officer of General Insurance

NEW YORK, December 18, 2019 – American International Group, Inc. (NYSE: AIG) today announced that Peter S. Zaffino has been named President of AIG, effective January 1, 2020. Mr. Zaffino will continue to serve as Global Chief Operating Officer of AIG and Chief Executive Officer of General Insurance.

Brian Duperreault, AIG’s Chief Executive Officer, said: “Today’s announcement recognizes the value that Peter has brought to AIG over the last couple of years. His strategic approach to our General Insurance business, particularly with respect to the foundational changes we have made in the areas of underwriting and reinsurance, has been critical to the significant turnaround taking hold in that business. Additionally, Peter is overseeing AIG 200, our multi-year, enterprise-wide transformation designed to position AIG as a top performing company. I am confident that with Peter’s continued leadership AIG will realize sustainable improvements that will position us as a global market leader.”

Mr. Zaffino said: “I am honored to take on the additional role of President of AIG and appreciate the confidence Brian and the AIG Board of Directors have in me. I look forward to continuing to work with our dedicated colleagues across the organization on our journey to become the leading insurance company in the world known for its strategic value, operational excellence and strong financial performance.”

Mr. Zaffino joined AIG as Executive Vice President – Global Chief Operating Officer in July 2017 and assumed the additional role of Chief Executive Officer of AIG’s General Insurance business in November 2017. Mr. Zaffino joined AIG from Marsh & McLennan Companies, Inc. (MMC) where he was serving as Chief Executive Officer of Marsh LLC from 2011 to 2017 and as Chairman of the Risk and Insurance Services segment of MMC from 2015 to 2017.

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FOR IMMEDIATE RELEASE

American International Group, Inc. (AIG) is a leading global insurance organization. Building on 100 years of experience, today AIG member companies provide a wide range of property casualty insurance, life insurance, retirement products, and other financial services to customers in more than 80 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.